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Exhibit 3.1.5

                            ARTICES OF SHARE EXCHANGE
                                       OF
                          VICTORY WASTE, INCORPORATED
                                       AND
                               ECONOMETRICS, INC.

         Pursuant to the provisions of the Colorado Business Corporation Act, the undersigned corporation hereby adopt the following Articles of Share Exchange and have caused the President of each corporation to execute these Articles of Share Exchange for the the purpose of filing with the Secretary of State of Colorado.

         FIRST: The Agreement and Plan of Share Exchange attached hereto as exhibit a and incorporated herein by reference, providing for the acquisition of Econometrics, Inc., An Illinois corporation ("econometrics"), by Victory Waste, Incorporated, a Colorado corporation ("Victory"), has been approved and adopted by the directors of victory and econometrics.

         SECOND: Shareholder approval of the Agreement and Plan of Share Exchange by the shareholders of Victory was not required. as to Econometrics, whose shareholders 13 voted for approval, the number of votes cast for the Plan by each voting group entitled to vote separately on the Agreement and Plan of Share Exchange was sufficient for approval by that voting group.

            Dated this 18th day of August, 1997.

VICTORY WASTE, INCORPORATED,               ECONOMETRICS, INC.,
A COLORADO CORPOR4ION                      AN ILLINOIS CORPORATION


By:  /s/ Fritze C. Voelker                 /s/ A. Ward McCally
    --------------------------            ------------------------------------
     FRITZ C. VOELKER, PRESIDENT           A. WARD MCCALLY, PRESIDENT





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                                                                       EXHIBIT A


                  AGREEMENT AND PLAN OF SHARE EXCHANGE FOR THE
            ACQUISITION BY VICTORY WASTE, INCORPORATED OF 100% OF THE
                ISSUED AND OUTSTANDING SHARES OF COMMON STOCK OF
                               ECONOMETRICS, INC.


VICTORY WASTE, INCORPORATED, a COLORADO corporation, hereinafter sometimes called "VICTORY", and ECONOMETRICS, INC., an ILLINOIS corporation, hereinafter sometimes called "ECONOMETRICS", agree as follows:

   ARTICLE I. PLAN OF SHARE EXCHANGE

 Plan Adopted


Section 1.01. The parties agree to adopt this Plan of Share Exchange through an exchange of stock hereto pursuant to a tax free exchange according to the provisions of Section 368 of the Internal Revenue Code of 1986 as amended, and other applicable provisions as follows:


(a) VICTORY agrees to adopt the trade name "ECONOMETRICS, INC." pursuant to the filing of a Certificate of Assumed or Trade Name with the Colorado Secretary of State on or before the Effective Date (as defined in Section 1.02) of the Exchange (as defined in subsection (b) below).

(b) On the Effective Date, all of the 205,013.24 issued and outstanding shares of common stock of ECONOMETRICS shall be acquired by VICTORY through the exchange of 8,250,000 shares of VICTORY common stock (the "Exchange"). Other than fractional shares, if any, as provided in subsection (c) below, each current shareholder of ECONOMETRICS affected by the Exchange shall receive the appropriate proportionate number of shares of VICTORY common stock represented by the ratio of 8,250,000 shares of VICTORY common stock to 205,013.24 shares of ECONOMETRICS common stock (the "Exchange Ratio"). On the Effective Date of the Exchange, the former shareholders of ECONOMETRICS will be entitled only to the exchange rights provided hereunder. Immediately after the Exchange, the former share holders of ECONOMETRICS will own 89%, or 8,250,000 shares, of a total) of 9,250,000 outstanding shares of VICTORY common stock (as adjusted for rounding in lieu of fractional shares as provided in subsection (c) below).

(c) No fractional shares of VICTORY shall be issued by reason of the exchange of shares provided for hereunder. In the event that the number of shares to be received by any current shareholder of ECONOMETRICS pursuant to the Exchange patio results in a fractional share interest, the number of shares of VICTORY to be received by such shareholder shall be rounded upwards to the next higher whole number of shares.





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(d)      On the Effective Date, each issued and outstanding option or warrant to acquire the common stock of ECONOMETRICS shall be exchanged for a new option or warrant, respectively, to purchase a number of shares of VICTORY common stock equal to the product of the number of shares of ECONOMETRICS common stock for which such option or warrant was exercisable immediately prior to the Effective Date (without regard to vesting provisions, if any) multiplied by the Exchange Ratio. The aggregate exercise price for any shares of VICTORY common stock covered by each such new option or warrant will be equal to the aggregate exercise price for any shares of ECONOMETRICS common stock covered by the original option or warrant. The per-share exercise price for each new option or warrant will equal the aggregate exercise price of such option or warrant divided by the number of shares of VICTORY common stock issuable in connection with such new option.

(e) This Agreement and Plan of Share Exchange will be executed by those appointed with authority to do so at the earliest possible date.

(f) After the issuance of shares to effectuate the Exchange as outlined in subsection (b) above, VICTORY will have 9,250,000 common shares outstanding (as adjusted for rounding in lieu of fractional shares as provided in subsection (c) above).

(g) Upon the execution of this Agreement, and the completion of other terms and conditions of this Agreement between the parties, and any other agreements pertaining thereto, the current directors of VICTORY will resign, and new directors consisting of three (3) or more individuals nominated by ECONOMETRICS, and one individual nominated by VICTORY (pre Exchange), will be duly appointed as of the Effective Date to serve as directors.

Effective Date

Section 1.02. Subject to the conditions precedent set forth herein to the obligations of the parties to consummate the transactions contemplated hereof, and the attainment of a minimum subscription level of $300,000, and, in any event, no more than $800,000, pursuant to that certain Confidential Private Placement Memorandum dated March 10, 1997, upon which this Agreement is predicated, this Agreement and Plan of Share Exchange shall be effective as of the date the document known generally as the "Articles of Exchange," is filed with the Colorado and Illinois Secretaries of State (the "Effective Date"), which shall occur promptly after the closing of this Agreement.



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


ARTICLE II COVENANTS, REPRESENTATIONS AND WARRANTIES OF ECONOMETRICS

Section 2.01. ECONOMETRICS is a private corporation duly organized and validly existing, and in good standing under the laws of the State of ILLINOIS, with corporate power to own property and carry on its business as it is now being conducted. ECONOMETRICS is duly qualified to do business in each Jurisdiction in which the character and location of its office(s) make such qualification necessary.

Capitalization and Outstanding Shares

Section 2.02. The authorized capital stock of ECONOMETRICS consists of 500,000 shares of common stock, of which 05,013.24 shares are issued and outstanding. All such issued and outstanding SHARES are validly issued and are fully paid and nonassessable. There are n outstanding subscriptions, options, warrants, calls, contracts, demands, commitments, convertible securities, or other agreements or arrangements of any character or nature whatever under which ECONOMETRICS is or may be obligated o issue or purchase shares of its capital stock, other than options to purchase 38,000 shares of ECONOMETRICS common stock at a weighted average exercise price of $21.26 per share and warrants to purchase 75,979.18 shares of E ONOMETRICS common stock at a weighted average exercise price of $29.61 per share.

Financial Statements

Section 2.03. ECONOMETRICS will, on or before the closing, supply to VICTORY unaudited financial statements of ECONOMETRICS for the fiscal year ended December 31, 1996 and for the three-month period ended March 31, 1997 (the "ECONOMETRICS Balance Sheet Date"). All such financial statements shall present fairly the financial position of ECONOMETRICS as of the respective dates and the results of its operations and cash flows for the respective periods therein specified in accordance with Generally Accepted Accounting Principles (GAAP) applied on a consistent basis, subject to customary audit adjustments.

Section 2.04. ECONOMETRICS will supply - for AMENDED filing with the 15c2-11 Disclosure Statement - at the earliest possible date subsequent to the Exchange, certified audited financial statements prepared according to the GAAP which will represent the financial condition of ECONOMETRICS on a consolidated basis (post Exchange) between ICTORY and ECONOMETRICS, and which meet the accounting and disclosure standards of Securities and Exchange Commission Regulations S-X or S-B, as applicable, applied on a consistent basis which will present fairly t e financial position of ECONOMETRICS at the date of the consolidation.


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Activities Since ECONOMETRICS Balance Sheet Date

Section 2.05. Except as previously disclosed to VICTORY, ECONOMETRICS has not:


(a) Sold, exchanged, or otherwise disposed of any of its assets, contract rights or any interest therein except as disclosed in the Letter of Intent between the parties dated March 23, 1997, which Letter of Intent is attached as an exhibit hereto.

(b) Except in the ordinary course of business, entered into any agreement or arrangement selling, exchanging, or otherwise disposing of any of its assets or granting any preferential or other right to purchase any of its assets or rights or requiring the consent of any party to the transfer and assignment of such assets and rights.

(c) Discharged or satisfied any lien or encumbrance or paid any obligation or liability, absolute or contingent, other than current liabilities to be shown on its balance sheet, including non-current liabilities so shown which have become current by the passage of time, and current liabilities incurred since that date in the ordinary course of business.

(d) Except for current liabilities incurred or obligations under contracts entered into in the ordinary course of business, incurred or agreed to incur any contractual obligation or liability, absolute or contingent.

(e) Issued any stock, bonds, or other corporate securities, or any options or warrants with respect thereto.

(f) Except in the ordinary course of business, waived any right of claim having value.

(g) Except to the extent consistent with past practice, granted any increase in the compensation of or paid any bon to any employee, partner or principal.

(h) Declared or paid any dividends, or m de, or agreed to make any other distribution to any officer or shareholder.

(i) Mortgaged or pledged or, except in e ordinary course of business, subjected to lien, charge, or any other encumbrance of its assets, tangible or intangible.

(j) Entered into any transaction or transactions the effect of which, considered as a whole, would be to cause its net Ownership in any of its properties to be materially less than it was at the 4CONOMETRICS Balance Sheet Date.


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(k)      Sold, assigned, or transferred any patents, copyrights or other intangible assets.

(1) Had any labor troubles other than routine grievance matters, none of which is material.

(M) Entered into any transaction other than in the ordinary course of business. Compliance with laws and regulations section 2.06. Econometrics is in compliance with all laws, regulations and orders applicable to its business.

AGREEMENT DOES NOT VIOLATE LAW OR INSTRUMENT

Section 2.07. The execution and carrying out of this agreement and compliance with the provisions thereof by econometrics, will not violate, with or without the giving of notice or passage of time, any provision of law applicable to econometrics, and will not conflict with, or result in the breach or termination of any provision of, or constitute default under, or result in the creation of any lien, change, or encumbrance upon any of the properties, pursuant to any corporate charter, by-laws, indenture, mortgage, deed of trust, or other agreements or instruments to which econometrics is a party or by which econometrics or any of its properties may be bound. This agreement and plan of share exchange has been approved by a vote of the shareholders of econometrics pursuant to which the affirmative votes of at least two-thirds of the shares entitled to vote on such agreement and plan of share exchange were received. Taxes

Section 2.08. Econometrics hereby warrants that all federal, state, county and local taxes, other than current 'ad valorem' taxes if any, have been paid, and econometrics has filed all federal, state, county, and other local tax returns which are required to be filed.

Not in default

Section 2.09. Econometrics has not received any notice of default and, to the knowledge of any of its stockholders or principals, is not in default under any order, writ, injunction, or decree of any court or of any commission or other administrative agency.


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Litigation

Section 2.10. There is no litigation, proceeding, or governmental investigation pending, or to the knowledge of any of the officers or directors of ECONOMETRICS, threatened, affecting ECONOMETRICS or any of its properties, or its rights to execute this Agreement or to perform its obligations hereunder, nor do nay of such officers or directors know of any ground for such litigation, proceeding, or investigation.


Insurance

Section 2.11. Econometrics now has in force liability and other insurance with respect to its business, properties, products, the reinsurance of mortgages, etc., And except in accordance with written approval of victory, pending the effective date, will not change, increase or decrease any such insurance.

Character of statements

Section 2.12. The information provided by econometrics and its officers and directors to victory pursuant to this agreement for use in any financial statement, proxy statement or listing or rating application, does not and will not contain any statement, which at the time an in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, and does not and will not omit to state any material fact necessary in order to make the statements therein not false and misleading.

Article III. Remuneration

Section 3.01. Officers and directors may be reimbursed for expenses incurred in attending board and shareholder meetings. Officers and directors may be engaged in other business endeavors which they may regard as their principal occupations. The officers and directors may all intend to devote their full time to the affairs of econometrics.

The persons who may be nominated by econometrics to serve as directors of victory (post exchange) subject to shareholder ratification, will devote such time as is needed to the business of victory.

All future compensation, if any, to be paid to) econometrics' proposed slate of officers and directors for victory (post exchange), will be, established by the board of directors. Victory represents that at present it does not have any pension, profit sharing, stock option, stock bonus, or other employee benefit plans in effect. Such plans may be adopted in the future at the discretion of the board of victory (post exchange), in order to provide incentive to employees of victory (post exchange).


                                       6

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VICTORY will pay a particular finders fee in the event it successfully completes the Exchange provided for hereunder pursuant to Exhibit "A" from the Letter of Intent dated March 23, 1997, which Letter Of Intent is attached as an exhibit hereto, which fee shall be paid through the issuance of 250,000 common shares of VICTORY, to VENBANC, INC., a COLORADO corporation in the investment banking industry ("VENBANC"), upon consummation of this transaction, which is due to VENBANC's efforts related hereto, and which is reflected in the total of 9,250,000 shares of common stock of VICTORY to be outstanding immediately after the Exchange. In addition, pursuant to an agreement between VICTORY and VENBANC, VICTORY is obligated to pay to VENBANC a financial advisory fee for all consulting services related to the preparation of that certain Confidential Private Placement Memorandum dated March 10, 1997, upon which this Agreement is predicated, which fee and associated out-of-pocket expenses of VENBANC to be reimbursed by VICTORY shall not exceed ten percent of the gross proceeds from the issuance of stock pursuant to such Confidential Private Placement
Memorandum.

Remuneration to Consultants & Finders

Section 3.02. ECONOMETRICS may enter into consulting agreements and stock options with affiliates or non-affiliates of VICTORY for services rendered or to be performed for VICTORY from time to time, or as a finder for VICTORY.

ARTICLE IV. COVENANTS, REPRESENTATIONS AND WARRANTIES OF VICTORY

Legal Status

Section 4.01. VICTORY is a corporation duly organized under the laws of the State of COLORADO with corporate power to own property and carry on its business as it is now being conducted. VICTORY represents that it is in good standing in its State of domicile and that VICTORY will be responsible for any tax liabilities or penalties due or incurred by VICTORY prior to the Effective Date, and as a result will warrant to ECONOMETRICS that it will be in compliance with the laws applicable to its business.

(a) Federal Taxes. VICTORY has not filed any federal income tax returns for a number of years since VICTORY has either had no activity or income to report, and has incurred losses from time to time. If it is determined that it is necessary for VICTORY to file such returns then it will do so.

(b) State Taxes and Franchise Fees. VICTORY has paid all corporate franchise fees due to the State of COLORADO through 1997 in order to remain in good standing.


                                       7

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Capitalization and Outstanding Shares

Section 4.02. As of the Effective Date, the authorized capital stock of VICTORY will consist of 750,000,000 shares of single class common stock of no par value, and 10,000,000 shares of preferred stock ($.10 par value). As of the date of this Agreement, 1,000,000 shares of common stock are validly issued and outstanding, fully paid and non-assessable: 750,000 shares which reflect a recent forward stock split of the 450,000 shares of common stock issued and outstanding immediately prior to the split, plus 250,000 shares issued on a post-split basis to VENBANC for financial consulting services rendered in connection with the transaction contemplated by this Agreement and Plan of Share Exchange. There are no shares of VICTORY preferred stock issued and outstanding. The shareholders of VICTORY are not entitled to cumulative voting in the election of directors.

Financial Statements

Section 4.03 VICTORY will, on or before the closing, supply to ECONOMETRICS certified financial statements for the fiscal year ended May 31, 1996 which were prepared in accordance with GAAP reflecting no assets, and minimal liabilities as of May 31, 1996, and unaudited financial statements included in Quarterly Reports on Form 10-Q as filed with the SEC through February 28, 1997 (the "VICTORY Balance Sheet Date"), and VICTORY represents that there have been no substantial changes to its financial statements since that date. Until the closing, the current management of VICTORY shall be responsible for maintaining its books and records in a manner to facilitate the preparation of financial statements in accordance with GAAP. Since ECONOMETRICS' board of directors will be in control of VICTORY subsequent to the Exchange, it will be ECONOMETRICS' board as now constituted who will have the responsibility to provide a consolidated audited financial statement (post Exchange) of VICTORY and ECONOMETRICS in accordance with GAAP within 90 days after closing.

Activities Since VICTORY Balance Sheet Date

Section 4.04 Except as previously disclosed to ECONOMETRICS, VICTORY has not:

(a)      Suffered any change in the operations of its business.

(b) Except in the ordinary course of business, sold, exchanged, or otherwise disposed of, or entered into any agreement or arrangement to sell, exchange, or otherwise dispose of, any assets, rights or any interest therein, and apart from the transactions contemplated by this Agreement VICTORY is not a party to or bound by any outstanding option, warrant, right, call, commitment or other agreement or obligation to sell, issue, buy or otherwise dispose of or acquire any shares of its capital stock or other securities.


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Litigation and Indemnification

Section 4.05. There are no actions or proceedings pending, or to the knowledge of VICTORY, threatened against, by or affecting VICTORY in any court or before any governmental agency, domestic or foreign, which if decided adversely to VICTORY, would materially and adversely affect the condition or operations, financial or otherwise, of VICTORY, and VICTORY'S current Board of Directors as now constituted will agree by this Agreement, to indemnify ECONOMETRICS and ECONOMETRICS' shareholders against any litigation or asserted or contingent liability which may arise as a result of VICTORY'S corporate activities prior to the Effective Date.

Status of Shares Deliverable

Section 4.06. The shares of common stock of VICTORY deliverable to ECONOMETRICS or ECONOMETRICS' assignees or current shareholders pursuant to this Agreement, when issued and delivered as provided in this Agreement, will be validly issued and outstanding shares of VICTORY, fully paid and non-assessable, according to class, series and issue and privilege relating to the same. Such shares if unregistered when deliverable, and where appropriate as determined by counsel, will be restricted shares under Securities and Exchange Commission Rule 144 promulgated under the Securities Act of 1933, and bear a restrictive legend reflecting the same.

Approval of Board Section 4.07.

(a) The Board of VICTORY has duly approved the transactions contemplated hereby and has authorized the execution and delivery of this Agreement by VICTORY.

(b) VICTORY has no knowledge that either the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby or compliance with any of the provisions hereof will conflict with, result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default), or result in the creation of any lien, security interest, charge or encumbrance upon any VICTORY conditions or provisions of VICTORY's Articles of Incorporation, or under any agreement, other instrument or obligation.

(c) Except as disclosed in this Agreement and the exhibits hereto, VICTORY does not know of any

         (i) default (or event which, with notice or lapse of time or both, would constitute a default) under any contract, note, mortgage, loan agreement, lease, instrument or commitment, whether written or oral, to which VICTORY is a party or to which it is subject;



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         (ii)     breach of any provisions of its Articles of Incorporation.

ARTICLE V. CONDUCT OF BUSINESS OF ECONOMETRICS PENDING CLOSING

Preservation Of and Access To Information and Documents Section 5.01. ECONOMETRICS will:

(a) Use its best efforts to perform all its obligations under contracts relating to or affecting its assets and shareholders' equity;

(b) Exercise all due diligence in safeguarding and maintaining its assets, reports and data, in its possession and relating to contracts, rights, and current negotiations pertaining to the same;

(c) Confer with VICTORY regarding all significant developments and transactions relating to its business and give to VICTORY full access at any time to all properties, books, tax returns, partnership agreements, contracts, and documents of ECONOMETRICS; and

(d) Confer with VICTORY and its representatives, to examine such agreements and records as they relate to VICTORY business as VICTORY may request.

Payment of Filing Fees

Section 5.02. VICTORY agrees to pay all filing fees due to the State of COLORADO related to this transaction, including but not limited to the filing of the Certificate of Assumed or Trade Name for the adoption by VICTORY of the trade name "Econometrics, Inc.".

Satisfy Conditions Precedent

Section 5.03. ECONOMETRICS will use its best efforts to cause the satisfaction of all conditions precedent contained in this Agreement.

ARTICLE VI. CONDUCT OF BUSINESS OF VICTORY PENDING CLOSING

Carry On Business As Usual

Section 6.01. VICTORY will carry on business as usual until such time as this Agreement is executed, then upon the consummation of the Exchange,


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Victory will become the parent corporation of econometrics as contemplated herein.

Distributions to shareholders

Section 6.02. Except with the prior written consent of econometrics, victory will not declare or pay any dividend, or declare or make any other distribution to its shareholders.

Article VII. Consummation of transaction consideration of ECONOMETRICS & VICTORY


Section 7.01. The consideration between econometrics and victory as described herein, will be delivered by the exchange as described in article i, section 1.01, In exchange for econometrics' interests upon such exchange, the execution of this plan of exchange and completion of the exchange as herein contemplated. Except as otherwise provided herein, each party hereto shall be responsible for its own costs, fees and expenses in carrying out this agreement. The immediately foregoing provision shall not be deemed to prevent victory from providing after the effective date any general financial assistance to econometrics that victory deems necessary and is customary with respect to parent-subsidiary relationships.

Delivery of shares to Econometrics

Section 7.02.

(a) Promptly after the effective date, victory shall proceed with due diligence to deliver the certificates for the shares of common stock of Victory for the exchange to Econometrics or its assignees;

(b) Econometrics shall proceed promptly after the effective date to prepare and file all income tax returns and reports required under applicable law, state or federal, if not already completed and or filed, covering all periods prior to the effective date for which tax returns and reports have not previously been filed, if required.


ARTICLE VIII. INTERPRETATION AND ENFORCEMENT INDEMNIFICATION

Section 8.01.

(a) Each party hereto agrees to protect, defend, indemnify and hold harmless the other party, its successors and assigns, against and in respect of all loss, damage, or expense occasioned by any breach by such indemnifying party of any of its representations, warranties, covenants, or agreements contained herein.

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(b)      Each party hereto will indemnify and hold harmless the other party against and in respect of any claim for any consulting fee, stock or stock option relative to this Agreement or to the transactions contemplated hereby, based in any way on agreements, arrangements, or understandings claimed to have been made by such party with any third party as described in Article III, Section 3.02.

Section 8.02. The Board of Directors, as nominated with respect to three (3) or more directors by ECONOMETRICS, which shall become VICTORY'S newly elected Board of Directors after the Exchange, shall be responsible to maintain and keep current financial statements of VICTORY on an annual or quarterly basis in order to maintain listing or other blue sky trading exemptions with MOODY'S Investors Service and/or Standard and Poors and as required by applicable reporting requirements of Securities and Exchange Commission Rule 15c2-11 or such other filing requirements of each individual state wherein the securities of VICTORY may trade.

Survival of Covenants, Representations and Warranties

Section 8.03. All covenants, agreements, representations and warranties made hereunder and in any documents or certificates delivered at the closing shall be deemed to be material and to have been relied upon by VICTORY and ECONOMETRICS, notwithstanding any investigation made by VICTORY or ECONOMETRICS or on their respective behalf, and shall survive the closing.

Assignment

Section 8.04. Except with the written consent of the other party, the rights and obligations under this Agreement shall not be assignable by either party. Nothing herein expressed or implied is intended to confer upon any person, other than the parties hereto or their respective successors, assigns, heirs and legal representatives, any rights, remedies, or liabilities under or by reason of this Agreement.

Notices

Section 8.05. Any notice or other communication required or permitted hereunder shall be deemed to be properly given when deposited in the United States mail for transmittal by certified or registered mail, postage prepaid, or when deposited with public telegraph company for transmittal, charges prepaid, if such communication is addressed as follows:

(a) In the case of Econometrics: Robert McGuire, 303 E. Wacher Dr., #1230 Chicago, Il 60601, or to such other address as Econometrics may from time to time furnish to Victory for that purpose;


(b) In the case of Victory: Victory Waste, Inc., 346 Madison, Denver, CO. 80206 or to such other address as Victory may from time to time furnish to Econometrics for that purpose.


Entire Agreement/Counterparts

Section 8.06. This instrument between the parties, and the exhibits attached hereto contain the entire agreement between the parties with respect to the transactions contemplated hereby. It may be executed in any number of counterparts by facsimile, each of which shall be deemed an original, but such counterparts together constitute only one and the same instrument.

Controlling Law

Section 8.07. The validity, interpretation, and performance of this agreement shall be controlled by and construed under the laws of the state of Colorado, within the venue and jurisdiction of Denver County, Colorado.

This Agreement and Plan of Share Exchange is agreed to and executed by and between the parties as of August 13, 1997.

 VICTORY WASTE, INCORPORATED                  ECONOMETRICS, LNC.

 BY:/s/ Fritz c. Voelker                      BY:   /s/ Robert R. McGuire
   -------------------------                      -----------------------
   Fritz C. Voelker                               Robert R. McGuire
   President                                      Chairman/CEO



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